April 23 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Ladies and Gentlemen:

We have read the statements about our firm included under Item 4.01 of the Form 8-K of China Holdings, Inc. Inc. dated April 23, 2008 and we are in agreement with the statements concerning our firm in such Form 8-K. .

Yours truly,

/s/ Sherb & Co LLP

Sherb & Co LLP
Certified Public Accountants